Exhibit 99.1

NEWS RELEASE

CONTACTS:

Amin Khalifa, Chief Financial Officer

IRIS International, Inc.

818-527-7323

-or-

Lynn Pieper, Westwicke Partners

415-202-5678

lynn.pieper@westwicke.com

IRIS INTERNATIONAL ANNOUNCES FIRST QUARTER 2012

REVENUE AND FINANCIAL RESULTS

•	Record revenue of $29.9 million in Q1 2012; 11% growth over Q1 2011

•	Gross margin of 53% in Q1 2012

•	GAAP EPS of $0.05 in Q1 2012

•	Reaffirming 2012 guidance of revenues in a range from $127 million to $131 million and EPS of $0.30 to $0.35 per share

CHATSWORTH, Calif., May 2, 2012 – IRIS International, Inc. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables, and a provider of high value personalized medicine solutions, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Performance Highlights

•	Achieved revenue of $29.9 million for the first quarter ended March 31, 2012, representing 11% growth over Q1 2011.

•	Increased Iris Diagnostics Division (IDD) sales by 13% to $26.4 million as compared to $23.3 million in the prior year period.

•	Realized consolidated gross margin of 53% for the first quarter 2012 compared to Q1 2011 gross margin of 49% as reported and 50% excluding the impact from Arista, prior to its restructuring.

•	Commercially launched NADiA® ProsVue™ prognostic prostate cancer test in the US. Initial patient samples were received in the first quarter, and reception from urologists has been favorable.

•

Signed three distribution agreements for ThermoBrite® Elite Automated Laboratory Assistant instrument for FISH (fluorescence in situ hybridization) slide preparation and initiated worldwide commercial launch in the first quarter.

•	Generated $2.6 million in cash from operations in the first quarter, with cash and cash equivalents reported at $26.0 million as of March 31, 2012, an increase of $2.5 million from Q4 2011.

•	Reported net income for Q1 2012 of $0.9 million, versus net income of $0.5 million in Q1 2011. EPS was $0.05 in Q1 2012 versus $0.03 in Q1 2011.

“We are pleased to announce our first quarter 2012 results with strong revenue reflecting growth in our diagnostics business. Our continued strong instrument sales and increasing installed base of iChem® VELOCITY® and iRICELL® workstations provides us with a solid recurring revenue base,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International.

“I am particularly pleased to announce the commercial launch of two new products in the first quarter of 2012; NADiA ProsVue and ThermoBrite Elite. The initial domestic launch of NADiA ProsVue is targeting urologists performing a high volume of prostatectomies and key opinion leaders while the company is also pursuing domestic and international laboratory partners to accelerate the product adoption. We continue to focus on increasing our peer-reviewed publications and recently had another scientific paper published in Clinical Chemistry regarding NADiA ProsVue’s analytical performance with others expected to follow. With the positive feedback we are receiving from urologists, we look forward to continuing our launch throughout the year as well as the long-term commercial success of ProsVue. We also initiated the commercial launch and shipment of our new automated FISH platform product, the ThermoBrite Elite, in the quarter. Our Iris Sample Processing division announced three distribution agreements in the quarter – with Fisher HealthCare, BioView and KREATECH Diagnostics for ThermoBrite Elite. In addition, we continue to make significant progress on our 3GEMS urinalysis and hematology development programs. In January, our 3GEMS™ Hematology program achieved another milestone which triggered a payment from our Japanese partner in Q1 2012.”

First Quarter 2012 Financial Results

Consolidated revenues of $29.9 million for Q1 2012 represented growth of 11% versus Q1 2011 consolidated revenues of $26.9 million. For the first quarter ended March 31, 2012, IDD sales increased 13% year over year to $26.4 million as compared to $23.3 million in the prior year period, driven by strong growth of instrument sales in most regions, with the exception of Italy and Spain due to adverse macroeconomic conditions.

IDD instrument sales of $8.1 million represented 24% growth over Q1 2011, driven primarily by strong sales in most regions in the quarter, except as noted above. In addition, the prior year period US sales were affected by the delay in clearance of the iChemVELOCITY and promotional discounts that were offered on products sold during this transitional quarter. IDD consumables and service revenue of $18.3 million in Q1 2012 represented 9% growth over Q1 2011 and accounted for 61% of sales in the quarter driven primarily by our larger domestic and international installed base.

Revenue at the Iris Sample Processing Division was $3.5 million for Q1 2012, versus revenue of $3.6 million in Q1 2011. The slight decrease was primarily attributable to delayed sales to our major OEM accounts and lower international sales.

Consolidated gross margin was 53% for the first quarter 2012 versus 49% reported for the prior year period, or 50% excluding the impact from Arista prior to restructuring. IDD instrument gross margin improved to 39% for Q1 2012 versus 35% in Q1 2011. The increase was primarily driven by higher production volume of iChemVELOCITY and the integrated iRICELL workstation. The prior year period was impacted by promotional discounts, as already discussed above. IDD consumables and service gross margin was 59% for Q1 2012, as compared to 56% in the year ago period. The increase is primarily attributable to increased iChemVELOCITY chemistry strip volume and an increase in international spare parts sales versus the prior year period. Gross margin for the Sample Processing segment was 51% for Q1 2012 versus 54% in the prior year quarter, the decrease primarily due to product mix and slightly lower sales volume.

The net income for Q1 2012 was $0.9 million, versus net income of $0.5 million in Q1 2011. The effective tax rate for the first quarter was 36.6% compared with an 11% effective tax rate in the first quarter of 2011. The 36.6% tax rate reflects the suspension in 2012 of federal R&D tax credits that have not been reenacted by Congress.

The Company’s balance sheet remains strong with an improved cash and cash equivalents balance of $26.0 million and no debt as of March 31, 2012 versus $23.5 million in cash and equivalents as of December 31, 2011. The sequential quarterly increase in cash is attributable to the strength of our underlying businesses and the cost reduction / restructuring initiatives implemented in September 2011.

2012 Company Outlook

The Company is reaffirming its full year 2012 revenue guidance range of $127 million—$131 million, representing 7-11% growth over 2011. The company is reaffirming its full year 2012 EPS guidance range of $0.30—$0.35, which includes the sales and marketing expense related to the launch and market development of ProsVue in the US. The company anticipates R&D expense to approximate 15% to 16% of sales in 2012.

Conference Call

IRIS International will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of approximately 3,700 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets, including applications in hematology and body fluids. In addition, the Company’s personalized medicine group has a high complexity CLIA-certified laboratory for the further development and commercialization of the Company’s NADiA ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.

Safe Harbor Provision

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly

Report on Form 10-Q for the period ended March 31, 2012. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(TABLES FOLLOW)

IRIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,988	$23,460
Accounts receivable, net	25,391	26,886
Inventories	11,744	10,572
Prepaid expenses and other current assets	1,238	1,305
Investment in sales-type leases, current portion	4,214	4,109
Deferred tax asset	4,092	4,253

Total current assets	72,667	70,585

Property and equipment, net	12,847	13,374
Goodwill	2,451	2,451
Intangible assets, net	6,039	6,075
Software development costs, net	2,144	2,258
Deferred tax asset	3,740	3,994
Investment in sales-type leases, non-current portion	11,531	11,799
Other assets	1,518	1,379

Total assets	$112,937	$111,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,882	$5,398
Accrued expenses	11,014	12,522
Deferred service contract revenue, current portion	3,804	3,704

Total current liabilities	20,700	21,624
Deferred service contract revenue, non-current portion	70	73
Other long term liabilities	46	50

Total liabilities	20,816	21,747
Commitments and contingencies
Stockholders’ equity:
Common stock	180	179
Preferred stock	—	—
Additional paid-in capital	94,043	93,018
Other comprehensive income	(480)	(465)
Accumulated deficit	(1,622)	(2,564)

Total stockholders’ equity	92,121	90,168

Total liabilities and stockholders’ equity	$112,937	$111,915

IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands, except per share data)

	For the three months ended March 31,
	2012	2011
Revenues
IDD instruments	$8,098	$6,538
IDD consumables and service	18,254	16,744
Sample processing instruments and supplies	3,533	3,594
Personalized medicine	—	63

Total revenues	29,885	26,939

Cost of Revenue
IDD instruments	4,920	4,265
IDD consumable and service	7,551	7,375
Sample processing instruments and supplies	1,724	1,670
Personalized medicine	—	522

Total cost of revenue	14,195	13,832

Gross profit	15,690	13,107

Marketing and selling	5,866	5,970
General and administrative	3,964	4,802
Research and development, net	4,580	3,635
Gain on revaluation of contingent consideration	—	(1,225)

Total operating expenses	14,410	13,182

Operating income (loss)	1,280	(75)
Other income (expense):
Interest income	302	277
Interest expense	(66)	(2)
Foreign currency transaction (loss) and other	(32)	385

Income before provision for income taxes	1,484	585
Provision for income taxes	542	62

Net income	$942	$523

Basic net income per share	$0.05	$0.03

Diluted net income per share	$0.05	$0.03

Basic – average shares outstanding	17,932	17,717

Diluted – average shares outstanding	18,063	17,812

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited – in thousands)

	For the three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$942	$523
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	8	48
Gain on foreign currency remeasurement	17	(389)
Gain on revaluation of contingent consideration	—	(1,225)
Deferred taxes	416	190
Tax shortfall from stock option exercises	(210)	(256)
Tax benefit from stock option exercises	(98)	(3)
Depreciation and amortization	1,298	1,218
Stock based compensation	907	1,000
Changes in operating assets and liabilities:
Accounts receivable	1,584	(137)
Inventories	(1,151)	(1,167)
Prepaid expenses and other current assets	(64)	(149)
Investment in sales-type leases	103	(239)
Accounts payable	392	2,400
Accrued expenses	(1,620)	(30)
Deferred service contract revenue	93	(60)
Other liabilities	(3)	(4)

Net cash provided by operating activities	2,614	1,720

Cash flows from investing activities:
Refund on acquisition of business	—	46
Acquisition of property and equipment	(486)	(2,661)
Software development costs capitalized	(100)	(47)

Net cash used in investing activities	(586)	(2,662)

Cash flows from financing activities:
Issuance of common stock for cash	482	2
Settlement on restricted stock tax withholding	(154)	(113)
Tax benefit from stock option exercises	98	3

Net cash provided (used in) by financing activities	426	(108)

Effect of exchange rate changes on cash and cash equivalents	74	121

Net increase (decrease) in cash and cash equivalents	2,528	(929)
Cash and cash equivalents at beginning of period	23,460	25,531

Cash and cash equivalents at end of period	$25,988	$24,602

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